FOR IMMEDIATE RELEASE
NASDAQ: DFFN

Diffusion Pharmaceuticals Provides Corporate Highlights and Reports Financial First Quarter 2017 Results

Charlottesville, Virginia (May 15, 2017) - Diffusion Pharmaceuticals Inc. (NASDAQ: DFFN), a clinical stage biotechnology company focused on the development of novel small molecule therapeutics for cancer and other hypoxia-related diseases, today reported financial results for the three months ended March 31, 2017 and provided an overview of recent corporate highlights.

David Kalergis, Chairman and Chief Executive Officer, stated, “With the completion of our recent private placement, we believe we are now well positioned to advance our clinical development strategy for our lead product candidate, trans sodium crocetinate (TSC). We are in dialogue with the U.S. FDA regarding the design of a Phase 3 trial of TSC in newly diagnosed inoperable GBM patients, and plan to complete a protocol review in the third quarter of 2017. Assuming FDA sign-off on final protocol design, the study is planned to initiate by the end of 2017.”

Corporate Highlights

In March 2017, U.S. Patent 9,604,899 entitled “Bipolar Trans Carotenoid Salts and Their Uses” was granted by the United States Patent and Trademark Office. This patent expands the coverage of the therapeutic use of TSC and other related compounds to five hypoxia-related conditions including congestive heart failure, chronic renal failure, acute lung injury (ALI), chronic obstructive pulmonary disease (COPD) and respiratory distress syndrome (RDS).

In March 2017, the Company raised aggregate gross proceeds of $25.0 million in an oversubscribed private placement of its Series A convertible preferred stock. At March 31, 2017, the Company had cash and cash equivalents of $12.2 million and a $8.3 million subscription receivable that was received on April 3, 2017.

Three Months Ended March 31, 2017 Financial Results

Research and development expenses were $1.0 million for the three months ended March 31, 2017, compared to $2.4 million for the three months ended March 31, 2016. This decrease in research and development was attributable to a decrease in expenses related to the Company’s pancreatic cancer program and animal toxicology studies.

General and administrative expenses were $1.6 million for the three months ended March 31, 2017, compared to $3.9 million for the three months ended March 31, 2016. The decrease in general and administrative expenses was primarily attributable to a decrease in costs attributable to the reverse merger transaction in January 2016.

We recognized $26.0 million in warrant related expenses (of which $25.6 million was non-cash related and fees netted against gross proceeds) associated with the private placement for the three months ended March 31, 2017, which consisted of the change in fair value of the common stock warrants from issuance, the excess fair value of the common stock warrants over the gross cash proceeds from the Series A preferred stock offering, and placement agent commissions and other offering costs.

Net loss was $28.6 million for the three months ended March 31, 2017, compared to a net loss of $6.2 million for the three months ended March 31, 2016. For the quarter ended March 31, 2017, the net loss included $26.0 million in warrant related expenses (of which $25.6 million was non-cash related and fees netted against gross proceeds) associated with the private placement. For the three months ended March 31, 2017, net loss attributable to common shares was $28.7 million, which was inclusive of the dividend payable on the Series A convertible preferred stock.

Net cash used in operating activities for the three months ended March 31, 2017 was $3.4 million compared to $4.6 million during the three months ended March 31, 2016.

About Diffusion Pharmaceuticals Inc.

Diffusion Pharmaceuticals Inc. is a clinical stage biotechnology company focused on extending the life expectancy of cancer patients by improving the effectiveness of current standard of care treatments including radiation therapy and chemotherapy. Diffusion is developing its lead product candidate, trans sodium crocetinate (TSC), for use in the many cancer types in which tumor hypoxia (oxygen deprivation) is known to diminish the effectiveness of current treatments. TSC targets the cancer's hypoxic micro-environment, re-oxygenating treatment-resistant tissue and making the cancer cells more vulnerable to the therapeutic effects of treatments such as radiation therapy and chemotherapy, without the apparent addition of any serious side effects.

A Phase 2 clinical program, completed in the second quarter of 2015, evaluated 59 patients with newly diagnosed glioblastoma multiforme (GBM). This open label, historically controlled study demonstrated a favorable safety and efficacy profile for TSC combined with standard of care, including a 37% improvement in overall survival over the control group at two years. A particularly strong efficacy signal was seen in the subset of inoperable patients where survival of TSC-treated patients at two years was increased by 380% over the controls. At an End-Of-Phase 2 Meeting, the U.S. Food and Drug Administration provided Diffusion with extensive guidance on the design for a Phase 3 trial of TSC in newly diagnosed GBM patients. Assuming FDA sign-off on our final protocol design, focusing on the inoperable patients, the study is planned to initiate by the end of 2017. Due to its novel mechanism of action, TSC has safely re-oxygenated a range of tumor types in our preclinical and clinical studies. Diffusion believes its therapeutic potential is not limited to specific tumors, thereby making it potentially useful to improve standard-of-care treatments of other life-threatening cancers. Additional planned studies include a Phase 2 trial in pancreatic cancer and a study in brain metastases, with study initiation subject to receipt of additional funding or collaborative partnering. The Company also believes that TSC has potential application in other indications involving hypoxia, such as neurodegenerative diseases and emergency medicine, and an in-ambulance trial of TSC in stroke is under consideration.

Forward-Looking Statements

To the extent any statements made in this news release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the company's plans, objectives, expectations  and intentions with respect to future operations and products, the potential of the company's technology and product candidates, the anticipated timing of future clinical trials and protocol review, the anticipated financial position, operating results and growth prospects of the company and other statements that are not historical in nature, particularly those that utilize terminology such as "would," "will," "plans," "possibility," "potential," "future," "expects," "anticipates," "believes," "intends," "continue," "expects," other words of similar meaning, derivations of such words and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause the company's actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular uncertainties and risks include: general business and economic conditions; the company's need for and ability to obtain additional financing; and the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance. All forward-looking statements in this news release speak only as of the date of this news release and are based on management's current beliefs and expectations. Diffusion undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Diffusion Pharmaceuticals Contacts

David Kalergis
Chief Executive Officer Diffusion Pharmaceuticals Inc.
(434) 220-0718
dkalergis@diffusionpharma.com

Stephanie Carrington ICR Inc.
(646) 277-1282
Stephanie.Carrington@icrinc.com